Exhibit 10.7

May 13, 2026

Ron Kisling

Re: Offer Letter

Dear Ron:

I am pleased to confirm the terms of our offer to you of employment with Skillsoft Corp. (“Skillsoft” or the “Company”), in the role of Chief Financial Officer, effective as of a date as determined by the Company’s Chief Executive Officer (the “Start Date”). This is a full-time, exempt position with the Company, reporting to me. This offer letter (the “Agreement”) memorializes the specific terms and conditions regarding our offer to you of employment with the Company. Unless specified otherwise, capitalized terms not defined herein shall have the respective meanings ascribed to them in Annex I, which is incorporated herein by reference.

Job Title:	Chief Financial Officer (CFO)
Reporting To:	Chief Executive Officer of the Company
Job Responsibilities:	Duties and responsibilities customary for the role of CFO and as may reasonably be assigned to you consistent with your position.
Location:

You will perform substantially all of your work for Skillsoft from California and New York, where you reside, subject to any business-related travel you may undertake on behalf of the Company. Because the state in which you perform your work can have impacts on Skillsoft’s legal and business-related obligations, you must provide advanced notice and receive written approval from Skillsoft before you relocate your residence or otherwise undertake substantial work for the Company from any state other than California or New York.

Base Salary:

As of the Start Date, your annual base salary will be five hundred thousand United States dollars ($500,000), less applicable withholdings, to be paid in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Talent and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) in its discretion (as adjusted, from time to time, the “Base Salary”).

Annual Bonus Opportunity:

With respect to each fiscal year during which you are employed by the Company following the Start Date, you will be eligible to participate in an annual cash bonus program in which other senior executives at the Company participate, pursuant to which you will be eligible to earn a target annual bonus equal to seventy five (75%) of the Base Salary (provided that, for the Company’s fiscal 2027 performance period, the target annual bonus shall be pro-rated to be based on the Base Salary earned on and after the Start Date during the Company’s fiscal year 2027), in each case, which you shall be eligible to earn based on achievement of performance goals established by the Committee.

Any annual cash bonus you receive shall be subject in each case to a maximum payout limit and other details established by the Board or the Committee.

Signing Bonus:	You will be eligible to receive a certain signing bonus in accordance with Annex II attached hereto.
Benefits:

You will be eligible to participate in the Company’s benefit plans and programs consistent with what the Company makes available to its other senior executives, including an executive physical and paid time off, subject to the Company’s policies.

Upon termination of your employment for any reason, you will be entitled to accrued salary and other accrued benefits. In addition:
Severance:	(A)

In the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined on Annex I attached hereto), you will be entitled to (i) Base Salary continuation, for a period of twelve (12) months, (ii) an additional monthly payment sufficient to cover the costs of your continued participation in the group health benefits in which you were enrolled at the time of your termination of employment for up to twelve (12) months available as continuation coverage under COBRA (subject to you timely electing such COBRA continuation coverage in connection with your termination, with such payments to conclude upon the earlier of (a) the date that is twelve (12) months following date of commencement of such payments, (b) the date you obtain health coverage from another employer or other party, or (c) the date you are no longer entitled to coverage under COBRA or applicable Company plans); and (iii) the amount of your earned but unpaid annual bonus (if any) for the fiscal year immediately prior to the fiscal year in which your termination of employment occurs, subject to and based on the attainment of the performance goals applicable to such bonus for the full performance period as certified by the Board, which will be payable at or around the time other participants receive their bonus under the Company’s annual cash bonus program (the “Prior Year Bonus”);

OR

(B)

In the event your employment is terminated by the Company without Cause or by you for Good Reason during the three (3)-month period ending on the date of a Change in Control (as defined in the Skillsoft Corp. 2020 Omnibus Incentive Plan) or within the twelve (12)-month period following the date of a Change in Control, you will be entitled to (i) a lump sum payment in the amount of twelve (12) months’ Base Salary, and additional severance for a twelve (12)-month period sufficient to cover the cost of group health benefits available as continuation coverage under COBRA (subject to you timely electing such COBRA continuation coverage in connection with your termination), provided that, if such termination of employment occurs during the three (3)-month period ending on the date of the Change in Control, the amounts described in this paragraph (B)(i) shall instead be paid in accordance with the timing contemplated by paragraphs (A)(i) and (A)(ii), respectively, (ii) the Prior Year Bonus, (iii) a pro-rata target bonus for the year in which termination occurs, (iv) your target bonus for the fiscal year in which such termination occurs; and (v) accelerated vesting of outstanding equity awards. For the avoidance of doubt, the severance benefits provided in paragraph (B) shall be in lieu of, rather than in addition to, the severance benefits described in paragraph (A), in the event the circumstance referenced in paragraph (B) occurs.

The severance payments set forth in paragraphs (A) and (B) above are contingent upon your timely execution and non-revocation of a separation and general release of claims agreement in a form reasonably acceptable to the Company and your continued compliance with your obligations under the Restrictive Covenants Agreement.

You and the Company understand and agree that the offer of equity in the Company is a material inducement to your accepting this offer of employment. If you accept the terms of this Agreement, then the Company will recommend that the Committee approve the following awards under the Company’s 2024 Employment Inducement Incentive Award Plan, as it may be amended and/or restated from time to time (the “Inducement Plan”), subject to the filing of a Form S-8:

Equity Grants:	●

A new hire grant with respect to one hundred fifty thousand (150,000) restricted stock units, allocated as follows: (i) the restricted stock units will vest with respect to seventy-five thousand (75,000) units of such restricted stock units, ratably on each of the first four anniversaries of the first (1st) day of the month immediately following the Start Date, subject to your continued employment with the Company through each vesting date (the “New Hire RSUs”) and (ii) with respect to seventy-five thousand (75,000) units of such restricted stock units, the restricted stock units will vest based on the achievement of both time and performance-based vesting conditions, with the time and performance conditions to be determined by the Board or the Committee or its delegate, subject to your continued employment with the Company through each vesting date and further subject to the terms and conditions of the award (the “New Hire PSUs”).

●

A supplemental award of thirty thousand (30,000) restricted stock units under the Inducement Plan (the “Supplemental PSUs”). The Supplemental PSUs will only vest if both time-based and performance-based vesting conditions are met, with (i) 50% of the Supplemental PSUs scheduled to time vest on each of May 1, 2027 and May 1, 2028 and (ii) the performance-based vesting conditions applicable to the Supplemental PSUs to be set and evaluated annually by the Chief Executive Officer of the Company and subject to Committee approval, subject further to your continued employment through each vesting date and subject to the terms and conditions of the award.

The New Hire RSUs, New Hire PSUs and Supplemental PSUs (collectively, the “Equity Awards”) will be subject to the terms of the Inducement Plan and the applicable award agreements. No right to any shares under the Equity Awards is earned or accrued until such time that vesting occurs, nor do the Equity Awards confer any right to continued vesting or employment. With respect to the Equity Awards, each unit shall be equal to one share of Common Stock (as defined in the Inducement Plan) and the number of New Hire PSUs and Supplemental PSUs presented in this “Equity Grants” section assumes the target performance level is achieved.

Indemnification:

The Company agrees to indemnify you and hold you harmless to the maximum extent provided or allowable under the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations to the Company during the term of employment. Upon approval of the Board or its delegate, you will be eligible for the Company’s standard form of executive indemnification agreement.

Attorneys’ Fees:

The Company will pay your reasonable legal fees incurred in connection with negotiating and reviewing this Agreement. This amount will not exceed $15,000 and will be subject to your presentation of substantiating documentation.

Section 280G:

Notwithstanding anything in this Agreement to the contrary, in the event that (A) there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) and (B) any payment or benefit made or provided to you or for your benefit in connection with this Agreement or otherwise is determined to be subject to any excise tax imposed by Section 4999 of the Code, then such payment or benefit shall be reduced to the minimum extent necessary to avoid the imposition of such tax, but only if such reduction would cause the amount to be retained by you to be greater than would be the case if you were required to pay such excise tax. To the extent that amounts subject to this provision are not all paid on the same date, the reduction (if any) shall be applied in reverse chronological order, such that all payments are made in full until the maximum is reached.

Section 409A

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), and this Agreement shall be interpreted and construed in accordance with such intent. The Company and its affiliates shall not be liable for any tax, interest, penalty, or damages that you may incur in connection with Section 409A. If the parties in good faith agree that this Agreement is not in compliance with Section 409A, the parties agree to take good faith reasonable actions to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits.

With respect to any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A, and to the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any term of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Section 409A and references to a “termination,” “termination of employment,” or like terms will mean such a “separation from service.”

Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of a termination of employment to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) your date of death, solely to the extent required in order to avoid a prohibited distribution under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

With respect to any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A and that is not otherwise exempt from the application of Section 409A, then, if the period during which you may consider, sign or revoke the release of claims spans two (2) calendar years, the payment of such payment or benefit will not be made or begin until the later calendar year.

Further, to the extent, if any, that provisions of this Agreement affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if a Change in Control does not constitute a change in control event within the meaning of Section 409A, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in the absence of a Change in Control.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. In no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

In no event shall the Company or any of its affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

As a condition of employment, you agree to sign and abide by the Restrictive Covenants Agreement attached hereto as Annex III (the “Restrictive Covenants Agreement”). You represent that the employment package set forth in this Agreement constitutes fair and reasonable consideration for the covenants in the Restrictive Covenants Agreement. You acknowledge that you have the right to consult with counsel prior to signing the Restrictive Covenants Agreement.

You represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company and its Affiliates any confidential or proprietary information of a third party without that party’s consent.

You should be aware that your employment with the Company constitutes at-will employment. As a result, your employment can be terminated by the Company at any time, with or without Cause, and you may terminate your employment for any reason hereunder with thirty (30) days prior written notice.

This Agreement, along with the Restrictive Covenants Agreement, sets forth the terms of your employment with the Company and supersedes any prior or contemporaneous discussions, understandings, representations, agreements or the like, whether written or oral, relating to the subject matter hereof, between you and any other representative of the Company, and shall be governed by the laws of the State of California without regard to its conflict of laws principles. This Agreement may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this Agreement will take effect as a binding agreement between you and the Company on the basis set forth above. Please be advised that you have ten (10) business days from receipt of the Restrictive Covenants Agreement to review and sign the Restrictive Covenants Agreement.

Sincerely,

/s/Ron Hovsepian
Ron Hovsepian

Chief Executive Officer

ACCEPTED:

/s/Ron Kisling	May 19, 2026
Ron Kisling	Date

ANNEX I
Defined Terms

“Cause” shall mean the occurrence of any one of the following, as determined by the Board of Directors of the Company (the “Board”): (i) gross negligence or willful misconduct in the performance of, or your abuse of alcohol or drugs rendering you unable to perform, the material duties and services required for your position with the Company, which neglect or misconduct, if remediable, remains unremedied for fifteen (15) days following written notice of such by the Company to you; (ii) your commission of or plea of nolo contendere for any crime involving moral turpitude or a felony; (iii) your commission of an act of deceit or fraud intended to result in your personal and unauthorized enrichment; or (iv) your material violation of the written policies of the Company or any of its Affiliates as in effect from time to time, your breach of a material obligation of yours to the Company pursuant to your duties and obligations under the Company’s organizational documents, or your material breach of an obligation of yours to the Company or any of its Affiliates pursuant to this Agreement or any award or other agreement between you and the Company or any of its Affiliates, which, in the case of any event described in this prong (iv), if remediable, remains unremedied for fifteen (15) days following written notice of such event by the Company to you. No act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company; and provided further that no act or omission by you shall constitute Cause hereunder unless the Company has given detailed written notice thereof to you, and you have failed to remedy such act or omission, as determined by the Board in its discretion. By way of clarification, but not limitation, for purposes of this definition of the term Cause, materiality shall be determined relative to this agreement and your employment, rather than the financial status of the Company as a whole.

“Good Reason” shall mean any of the following events or conditions occurring without your express written consent prior to such terminations, provided that you shall have given notice of such event or condition asserted to give rise to Good Reason within a period not to exceed sixty (60) days after the initial existence of such event or conditions, and the Company has not remedied such event or condition within sixty (60) days after receipt of such notice, and you shall have terminated employment within thirty (30) days after the period in which the Company is entitled to cure the asserted Good Reason: (i) a material demotion, material reduction in responsibility or material change in reporting, or the assignment of duties to you that are substantially inconsistent with your position (for the avoidance of doubt, if Skillsoft and its successor(s) cease to be publicly traded on a national securities exchange, causing you to no longer serve as the Chief Financial Officer of a company that is publicly traded on a national securities exchange, such event shall constitute a material demotion and material reduction in responsibility for purposes of this prong (i)); (ii) a material reduction in your base salary or your then-current target bonus percentage; (iii) the Company’s failure to pay material compensation when due and payable or failure to approve the equity award contemplated by this Agreement; or (iv) a relocation of your principal place of employment by more than fifty (50) miles.

Annex I

Annex II

May 13, 2026

Ron Kisling

Re: Signing Bonus

Dear Ron:

In connection with your offer of employment with Skillsoft Corp. (“Skillsoft”), Skillsoft would like to offer you a cash signing bonus of $200,000 (the “Signing Bonus”), less applicable withholdings and deductions, on the terms and conditions set forth in this letter (the “Signing Bonus Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the offer letter to which this Annex II is attached.

●

Default Payment Schedule: The Signing Bonus shall be payable in two installments as follows (the “Default Payment Schedule”): (x) $100,000, payable on the next regularly scheduled payroll date administratively possible following the Start Date (the “First Installment Payment Date”) and (y) $100,000, payable on the next regularly scheduled payroll date administratively possible following December 1, 2026 (the “Second Installment Payment Date”), subject to your continued employment with Skillsoft through the First Installment Payment Date for the first installment and the Second Installment Payment Date for the second installment (the First Installment Payment Date or the Second Installment Payment Date, as applicable to a given installment, the “Applicable Installment Payment Date”). Notwithstanding the Default Payment Schedule, you may instead elect to defer the payment of the Signing Bonus in accordance with the section titled “Deferral Option” below.

●

Repayment Obligation: You acknowledge and agree that the Signing Bonus is an unearned advance that will be deemed earned in its entirety if you remain continuously employed by Skillsoft through the first anniversary of the Applicable Installment Payment Date. If you resign from your employment with Skillsoft or Skillsoft terminates your employment for “Misconduct” (within the meaning of California Unemployment Insurance Code section 1256 and its implementing regulations), in each case, prior to the first anniversary of the Applicable Installment Payment Date, an amount determined in accordance with the following formula (without interest) will become due and payable by you to Skillsoft within thirty (30) days after your last day of employment with Skillsoft (such last day of employment, the “Separation Date”):

o	The product of (x) $100,000 divided by 365 and (y) the number of days that the Separation Date precedes the first anniversary of the First Installment Payment Date.

Plus

o	The product of (x) $100,000 divided by 365 and (y) the number of days that the Separation Date precedes the first anniversary of the Second Installment Payment Date.

Annex II-1

●

Additional Repayment Obligation Terms: Any repayment will be conducted in compliance with all applicable wage and deduction laws. You understand you may be asked for your consent to payroll deductions (including, without limitation, to satisfy any repayment obligation with respect to the Signing Bonus) only as permitted by applicable law. If you remain employed with Skillsoft through the first anniversary of the Applicable Installment Payment Date, you will have no repayment obligation with respect to the corresponding installment of the Signing Bonus. No repayment obligation shall apply to you for the Signing Bonus if you select the Delayed Payment Schedule (as defined below).

●

Deferral Option: You may elect to defer payment of the first installment of the Signing Bonus to the first anniversary of the First Installment Payment Date and payment of the second installment of the Signing Bonus to the first anniversary of the Second Installment Payment Date, in each case, subject to your continued employment with Skillsoft through such deferred payment date (such delayed payment schedule, the “Delayed Payment Schedule”) by completing the following election no later than the Start Date:

Yes	No	Signing Bonus

____	X	I elect to defer payment of the Signing Bonus in accordance with the Delayed Payment Schedule. This election is irrevocable as of the Start Date.

You acknowledge and agree that if you do not check a box above and sign and return this Signing Bonus Agreement by the Start Date, you will be deemed to have elected not to defer the Signing Bonus (i.e., you will be deemed to have selected “No”).

You acknowledge that the election is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) so that none of the Signing Bonus will be subject to accelerated income tax and additional taxes imposed under Section 409A (and any similar state tax rules) and any ambiguities herein will be interpreted to so comply. If applicable, you understand that you are solely responsible for any accelerated income tax and additional tax imposed by Section 409A (and any similar state tax rules) and, to the extent you deem necessary, you have received advice from your personal tax advisor before making this election.

You agree and acknowledge that before signing this Signing Bonus Agreement: (a) you are hereby notified of your right to consult an attorney regarding its terms; and (b) if you so choose, you have at least five (5) business days from receipt of this Signing Bonus Agreement to consider it and obtain legal advice prior to executing this Signing Bonus Agreement.

You understand that nothing in this Signing Bonus Agreement creates a fixed term of employment between you and Skillsoft and that your employment with Skillsoft is on an at-will basis.

Signature of Employee: /s/Ron Kisling

Print Name of Employee: Ron Kisling

Date: 5/19/2026

Annex II-2

ANNEX III
Restrictive Covenants Agreement

1.    General.

As a condition of my employment with Skillsoft (“Skillsoft”), its subsidiaries, affiliates, successors or assigns (together with Skillsoft, the “Company Group”), and in consideration of my employment with the Company Group, my receipt of the compensation now and hereafter paid to me by the Company Group, and my access to and use of the Company Group’s Confidential Information (as defined below), I agree to the following:

2.    Confidential Information.

A.    Company Group Information. Subject to Section 11(G), I agree at all times during the term of my employment with the Company Group and thereafter, to hold in strictest confidence, and not to use, transmit, or copy, except for the benefit of the Company Group, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Skillsoft (the “Board”), any Confidential Information of the Company Group, except (i) as required in the course of my employment with the Company Group, (ii) under a non-disclosure agreement duly authorized and executed by the Company Group; or (iii) as otherwise required by applicable law, regulation or legal process (including to respond to a subpoena or similar request). “Confidential Information” means an item of information or data or compilation of information or data in any form (tangible or intangible) related to the Company Group’s business that I acquire or gain access to in the course of my employment with the Company Group that the Company Group has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company Group through proper means. By way of example and not limitation, I understand that “Confidential Information” includes any non-public information the Company Group has taken steps to protect that relates to the actual or anticipated business or research and development of the Company Group, technical data, trade secrets, know-how, research, product plans or other information regarding Company Group’s products or services and markets therefor, customer lists, private customer contract terms, and other customer information (including, but not limited to, the unpublished contact information for customers of the Company Group on whom I called or with whom I became acquainted during the term of my employment with the Company Group, the identity of decision-makers for such customers, and the customers’ particular preferences or purchase history), unpublished pricing information, and underlying pricing-related variables such as costs, discounting options, and profit margins, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing plans and strategies, financial records and analysis, and related non-public data regarding the Company’s financial performance, joint venture, partnership, and business (stock and asset) sale and acquisition opportunities identified by the Company Group and related analyses, or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. I further understand nothing in this Agreement prohibits disclosure of information that arises from my general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that I otherwise have a right to disclose as legally protected conduct.

Annex III-1

Confidential Information shall be understood to include any and all Company Group trade secrets (as defined under applicable state or federal law), but an item need not be a trade secret to qualify as Confidential Information. An item of Confidential Information will ordinarily constitute a trade secret under state or federal law if (a) it derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) it is the subject of efforts that are reasonable under the circumstances (or under federal law, using reasonable measures) to maintain its secrecy. Confidential Information will not include terms and conditions of employment of Company Group employees except where it is information concerning other employees that has been entrusted to Employee as a supervisor or manager or otherwise entrusted to me as part of confidential job duties (such as human resource management, payroll, or benefits administration) (a “Confidential Role”).

B.    Former Employer Information. I agree that I will not, during my employment with the Company Group, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that I will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.    Third Party Information. I recognize that the Company Group has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company Group consistent with the Company Group’s agreement with such third party.

D.    Defend Trade Secret Act Notice. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C.§ 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

3.    Inventions.

A.    Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company Group (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company Group’s proposed business, products or research and development, and which are not assigned to the Company Group hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company Group, I incorporate into a Company Group product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company Group a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

Annex III-2

B.    Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company Group, will hold in trust for the sole right and benefit of the Company Group, and hereby assign to the Company Group, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company Group (collectively referred to as “Inventions”), except as provided in Section 3(F) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company Group and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company Group’s sole discretion and for the Company Group’s sole benefit and that no royalty will be due to me as a result of the Company Group’s efforts to commercialize or market any such invention.

C.    Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company Group and the United States or any of its agencies.

D.    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company Group. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.

E.    Patent and Copyright Registrations. I agree to assist the Company Group, or its designee, at the Company Group’s expense, in every proper way to secure the Company Group’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company Group shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company Group, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company Group is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint the Company Group and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F.    Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company Group do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870(a copy of which is attached hereto as Exhibit B). I will advise the Company Group promptly in writing of any inventions that I believe meet the criteria in Exhibit B and not otherwise disclosed on Exhibit A.

4.    Conflicting Employment. I agree that, during the term of my employment with the Company Group, I will not engage in any other employment, occupation or consulting, in each case that is directly or indirectly related to the business in which the Company Group is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company Group. For the avoidance of doubt, nothing in this Agreement will preclude me from engaging in civic, charitable, non-profit, industry or trade associations, or religious activities, in each case that do not conflict with the business interests of the Company Group, do not otherwise compete with the business of the Company Group, and are disclosed to the Company Group in accordance with the terms set forth in Section 7(A)(1). This provision does not preclude conduct protected by Section 7 of the NLRA such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid and protection.

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5.    Returning Company Group Documents. I agree that, at the time of leaving the employ of the Company Group, I will promptly deliver to the Company Group (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company Group or otherwise belonging to the Company Group, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3(D). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C. Should I not complete Exhibit C, that shall not constitute a waiver of my obligations under this Agreement or any of the Company Group’s rights to enforce this Agreement against me.

6.    Notification of New Employer. In the event that I leave the employ of the Company Group, I hereby agree to provide notification to my new employer about my rights and obligations under this Agreement, including a copy of this Restrictive Covenants Agreement. The Company Group may elect to provide another party notice of this Agreement and an opinion about its applicability.

7.    Non-Competition; Non-Solicitation of Customers and Employees; Non-Disparagement

A.    I agree that, during the term of my employment with the Company Group, I will not personally, on the behalf of any persons, third parties, or entities or for the benefit of any persons, third parties, or entities:

(1)    be employed or engaged in (x) any other business or undertaking (except a Permitted Investment (as defined herein)) or (y) any civic, charitable, non-profit, industry or trade associations, religious or other activity unless such undertaking (i) does not interfere with my duties to the Company Group, does not conflict with the business interests of the Company Group and does not otherwise compete with the business of the Company Group (and is disclosed to the Company Group) or (ii) is approved by the Board prior to the date of this Agreement or from time to time thereafter (such approval, in the case of charitable, pro bono or educational activities, not to be unreasonably withheld).

(2)    “Permitted Investment” means an investment:

(a)    comprising not more than three percent (3%) of the shares or other capital of a company (whether listed or not); provided, that the relevant company in which the investment is made either (i) does not carry on a business which competes with the Company Group or (ii) does compete with the Company Group, but the investment is a passive investment;

(b)    any investment comprising not more than three percent (3%) interest in a professionally managed mutual fund, private equity fund, hedge fund or other collective investment vehicle in which I do not have the ability to control or otherwise direct the investment decisions made by such investment vehicle; or

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(c)    which is approved or consented to by the Board.

B.    I agree that, during the term of my employment with the Company Group, I will not, personally, on my own behalf, on behalf of or in conjunction with any other person, firm, company or other entity or for the benefit of any other person, firm, company or other entity, directly or by assisting others: (1) solicit, or attempt to solicit, any client or prospective client of the Company Group for the purpose of doing any business that would compete with the Company Group’s business; or (2) induce, attempt to induce, encourage or attempt to encourage, any client or prospective client of the Company to cease to do business with or reduce its service or business relationship with the Company Group.

C.    I agree that for a period of twelve (12) months following my termination of employment, regardless of why it ends, I will not, personally on my own behalf, on behalf of or in conjunction with any other person, firm, company or other entity, or for the benefit of any other person, firm, company or other entity, directly or by assisting others, solicit, attempt to solicit, induce, attempt to induce, encourage, attempt to encourage, recruit or attempt to recruit any employee or consultant: (i) with whom I worked, (ii) over whom I exercised managerial authority, or (iii) about whom I obtained or acquired Confidential Information about by virtue of my employment with the Company Group, in each case during the twelve (12) month period prior to the termination date of my employment with the Company Group, to leave employment of or service with the Company Group; provided that this Section 7(C) shall not apply to the solicitation or engaging of any employee, agent, or independent contractor pursuant to a blanket solicitation not specifically targeted at that employee, agent, or independent contractor. Notwithstanding any of the foregoing, activities engaged in by me on behalf of the Company Group are not restricted by the covenants described in Sections 7(B) and 7(C).

D.    I agree that at no time after the termination of my employment with the Company Group shall I personally, on my own behalf, on behalf of or in conjunction with any other person, firm, company or other entity, or for the benefit of any other person, firm, company or other represent myself as being employed by the Company Group, other than as a former employee of the Company Group.

E.    Subject to Section 11(G), I agree that at no time during or after the termination of my employment with the Company Group shall I make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company Group. The foregoing shall not be violated by truthful statements to legal process or inquiry by a Governmental Authority (as defined below).

F.    I agree that the restrictions imposed on me by this Section 7 extend to any actions by me (1) on my own account; (2) on behalf of any firm, company or other person; (3) whether alone or jointly with any other person; or (4) as a director, manager, partner, shareholder, employee or consultant of any other person.

G.    I understand that I have a right to consult with an attorney prior to signing this Agreement. I agree that the restrictions in this Section 7 are reasonable and necessary but no more than sufficient for the protection of the goodwill of the businesses of the Company Group and the legitimate commercial interests of the Company Group and that they do not unreasonably impose limitations on my ability to earn a living. The Company Group and I agree that:

(1)    each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

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(2)    if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or reformed (such as to time, scope of activity or geography), the restriction shall apply with the deletions or reformations that are necessary to make it valid and enforceable.

8.    Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.    Representations. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company Group. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10.         Mutual Arbitration Agreement and Equitable Relief.

A.         Arbitration. The Federal Arbitration Act (9 U.S.C. § 1 et seq.) applies to Section 10’s arbitration agreement which evidences commerce.1 Any and all controversies, claims or disputes involving me and the Company Group2 and/or any of its affiliates arising under or with respect to this Agreement or arising out of, relating to or resulting from my past, current, or future employment with the Company Group or termination from the Company Group (collectively, “Covered Claims”) shall be resolved by a single arbitrator exclusively through final and binding arbitration and not by way of court or jury trial. The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the validity, scope, applicability, enforceability, or waiver of this arbitration agreement including, but not limited to, any claim that all or any part of Section 10 is void or voidable. However, the preceding sentence does not apply to any Excluded Claims. Notwithstanding any other clause or language in this Agreement and/or any rules or procedures that might otherwise apply because of this Agreement (including without limitation the AAA Rules discussed below) or any amendments and/or modifications to those rules, any claim that the Class Action Waiver, PAGA Individual Action Requirement, or any portion of the Class Action Waiver or PAGA Individual Action Requirement is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator. This arbitration clause shall survive the termination of my employment with the Company Group.

B.         Limitations and Claims not covered. Claims not covered by this arbitration agreement include: (1) claims for workers’ compensation benefits, state disability insurance and unemployment insurance benefits; however, it applies to discrimination or retaliation claims based upon seeking such benefits; (2) claims for benefits under employee benefit plans covered by the Employee Retirement Income Security Act of 1974 (“ERISA”); (3) disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement; (4) disputes between the parties that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203); and (5) disputes that may not be subject to pre-dispute arbitration agreement under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act (except at the election of Employee) (collectively, the “Excluded Claims”). If any Excluded Claims are combined with Covered Claims, to the maximum extent permitted under applicable law, the Covered Claims will be arbitrated and continue to be covered under this Agreement.

1 If a court determines the FAA does not apply, the parties stipulate and agree the arbitration law of the jurisdiction where the arbitration will take place will apply.

2 Except as Section 10 otherwise provides, Covered Claims applies, without limitation, to claims based upon or related to discrimination, harassment, retaliation, defamation (including post-employment defamation or retaliation), whistleblowing, breach of a contract or covenant, fraud, negligence, breach of fiduciary duty, trade secrets, unfair competition, wages, minimum wage and overtime, or other compensation or any monies claimed to be owed, meal breaks and rest periods, termination, tort claims, common law claims, equitable claims, and claims arising under the Defend Trade Secrets Act, Fair Credit Reporting Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, False Claims Act, state statutes or regulations addressing the same or similar subject matters, and any claims for violation of any federal, state or other governmental law, statute, regulation, or ordinance.

Annex III-6

C.         Class and Collective Actions. I agree that Covered Claims will only be arbitrated on an individual basis only, and that Company Group and I both waive any right for any Covered Claim to be brought, heard, decided, or arbitrated as a class action, collective action, or one involving different employees and the arbitrator will have no authority to hear preside over any such claim (“Class Action Waiver”). I further agree to refrain from joining and to take all available measures to affirmatively opt out of any legal proceeding in which any person or entity other than me asserts or attempts to assert a claim against the Company Group and/or any of its affiliates. If there is a final judicial determination that the Class Action Waiver is unenforceable and that a class or collective action may proceed notwithstanding the existence of this Agreement, the arbitrator is nevertheless without authority to preside over a class or collective action and, in that event, any class or collective action must be brought in a court of competent jurisdiction—not in arbitration.

D.         Private Attorney General Act (“PAGA”) Individual Action Requirement. The Company Group and I agree to arbitrate any PAGA claims on an individual basis only. Therefore, any Covered Claim brought by me to recover statutory penalties, or other individual relief must be arbitrated under this arbitration agreement (“PAGA Individual Action Requirement”). The arbitrator is without authority to preside over any PAGA claim by me on behalf of any other person or joined by or consolidated with another person’s or entity’s PAGA claim. This PAGA Individual Action Requirement clause will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the PAGA action must be litigated in a civil court of competent jurisdiction—not in arbitration—but the portion of the PAGA Individual Action Requirement that is enforceable will be enforced in arbitration. The Company Group and I agree to stay any non-individual representative action under PAGA filed in a court of competent jurisdiction pending a final determination in arbitration with respect to my alleged status as an “aggrieved employee.”

E.         Procedure. The Company Group and I agree that either party may invoke arbitration, that any arbitration will be administered by the American Arbitration Association (“AAA”), and that the Employment Arbitration Rules and Mediation Procedures (the “AAA Rules”) in effect at the time a demand for arbitration is filed will apply, except as follows: (1) I will not be responsible for any portion of AAA’s initial filing fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted and the Company Group shall pay any remaining portion of the initial fee and will pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees; (2) unless the parties jointly agree otherwise, the arbitrator must be an attorney experienced in employment law and licensed to practice law in the state in which the arbitration is convened, or a retired judge from any jurisdiction; (3) the arbitrator may award any remedy to which a party is eligible to receive under applicable law (including attorneys’ fees), but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the arbitrator, and no remedies that otherwise would be available to an individual under applicable law will be forfeited; (4) unless otherwise agreed in writing by the parties, the arbitrator shall apply the substantive federal, state, or local law applicable to the claims asserted; (5) the arbitrator shall have the authority to issue an award or partial award without conducting a hearing on the grounds that there is no claim on which relief can be granted or that there is no genuine issue of material fact to resolve at a hearing, consistent with Rules 12 and 56 of the Federal Rules of Civil Procedure; (6) either party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure; (7) the Federal Rules of Evidence shall apply to the proceeding; (8) the decision of the arbitrator shall be in writing, setting forth the reasons for the arbitrator’s determination and shall be final and binding on all parties; (9) the arbitrator’s authority shall be limited to deciding the case submitted by the party bringing the arbitration and, therefore, no decision by any arbitrator shall serve as precedent in other arbitrations. The AAA Rules can be found on the AAA’s website at: www.adr.org/employment. Unless the parties jointly agree otherwise, the arbitration shall take place in take place in or near the city and in the state where I am employed or was last employed by the Company Group. Any party or witness who is unable to appear at the arbitration in person is permitted, in the arbitrator’s discretion, to appear by telephone or video conference. Should either party fail to appear or participate in the arbitration proceedings, the arbitrator may decide the dispute on the evidence presented in the proceeding by the appearing party.

Annex III-7

F.         Arbitration as the Exclusive Remedy. Except as provided by this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute involving any Covered Claim between me and the Company Group. Accordingly, except as provided for by this Agreement, neither I nor the Company Group will be permitted to pursue court action regarding Covered Claims.

G.         Availability of Temporary Injunctive Relief in Aid of Arbitration. Notwithstanding the exclusivity provisions above, either party may petition a court of law for temporary or preliminary injunctive relief pending resolution of the merits of any arbitrable controversy through arbitration. Any such proceeding shall be filed in a state or federal court located in the county where I reside at the time my employment with the Company Group ends, and the parties to this Agreement hereby consent to personal jurisdiction therein. All determinations of final relief, however, will be decided in arbitration.

H.         Administrative Relief. I understand that this Agreement does not prohibit me from making a report or filing an administrative charge with a local, state or federal administrative body such as a state human rights commission or department of fair employment and housing, including the Equal Employment Opportunity Commission, California Civil Rights Department, U.S. Department of Labor, Securities and Exchange Commission, National Labor Relations Board, Occupational Safety and Health Administration, state unemployment board, the Workers’ Compensation Board or any law enforcement agency or self-regulatory organization. This Agreement does, however, preclude me from recovering money damages in the context of such a proceeding or pursuing a court action regarding any such claim. Nothing in this Agreement prevents or excuses a party from exhausting administrative remedies by filing any charges or complaints required by any governmental agency (including without limitation the Equal Employment Opportunity Commission and/or similar state or local agency) before bringing a claim in arbitration.

I.         Voluntary Nature of Agreement. I acknowledge and agree that I am executing Section 10 and the Agreement to arbitrate voluntarily and without any duress OR UNDUE INFLUENCE BY The company group OR ANYONE ELSE. I FURTHER ACKNOWLEDGE and agree that I have carefully read Section 10 and that I have asked any questions NECESSARY for me to understand the terms, consequences and binding effect of Section 10’s agreement to arbitrate. I FURTHER ACKNOWLEDGE and AGREE THAT I fully understand THIS AGREEMENT to arbitrate, AND that I am knowingly, voluntarily and irrevocably waiving my right to bring a lawsuit in court and my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement. I ACKNOWLEDGE MY VOLUNTARY ACCEPTANCE OF SECTION 10 BY MY SIGNATURE HERE:

/s/Ron Kisling
Signature

Annex III-8

Ron Kisling
Name of Employee (typed or printed)

11.         General Provisions.

A.    Governing Law. This Agreement will be governed by the laws of the State of California.

B.    Entire Agreement. This Agreement along with my offer letter to which this Agreement is appended, sets forth the entire agreement and understanding between the Company Group and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. Further, should I be subject to an equity or incentive compensation agreement with the Company Group containing confidentiality, non-solicitation, non-competition and/or invention assignment provisions, the restrictive covenants in this Agreement shall supplement (rather than supersede) the covenants in such equity or incentive compensation agreements (“Other Covenants”), and the Other Covenants shall remain in full force and effect. To the extent any conflict exists between the restrictions set forth in this Agreement and the Other Covenants, the Company Group shall be provided the greatest protection set forth in either agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company Group and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.    Severability. In the event that the provisions of Section 10 prohibiting class action, collective action, mass action, or other multi-party proceedings are deemed void or unenforceable, the parties’ agreement to arbitrate and all of Section 10 shall be deemed void and of no effect, with the remainder of this Agreement surviving as if it did not include Section 10. If any other provision(s) of this Agreement are deemed void or unenforceable, the remaining provisions will continue in full force and effect.

D.    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns. I consent to the assignment of this Agreement by Company Group at its discretion, including, without limitation, as part of a sale, merger, or other transaction including without limitation an asset sale or assignment, stock sale, merger, consolidation or other corporate reorganization. My obligations under this Agreement are personal in nature and will not be assigned by me without the written consent of the Company Group.

E.    At-Will Employment. I agree and understand that nothing in this Agreement shall constitute a contract of employment or confer any right with respect to continuation of employment by the Company Group, nor shall it interfere in any way with my right or the Company Group’s right to terminate my employment at any time, with or without cause.

F.    Electronic Signature. The Company Group and I agree that my electronic signature included in this Agreement is intended to authenticate this writing and to have the same force and effect as an original signature by hand in ink. The Company Group assents to and accepts this Agreement upon me providing my signature either electronically or by hand.

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G.    Protected Activity. Nothing in this Agreement prohibits me from (i) voluntarily communicating with an attorney retained by me, (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, (iii) opposing an event or conduct that I reasonably believe is a violation of law, including criminal conduct, discrimination, harassment or other unlawful employment practices or of a recognized clear mandate of public policy (whether in the workplace or at a work-related event), (iv) disclosing sexual assault or sexual harassment (in the workplace, at work-related events, between employees or between an employer and an employee or otherwise), (v) voluntarily communicating with, including for the purposes of filing a charge or complaint, any law enforcement, government agency (such as the Securities and Exchange Commission (“SEC”), Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, the state or local agency on human rights) or self-regulatory organization (each, a “Governmental Authority”), (vi) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which I am entitled, or (vii) making any truthful statements or disclosures required by law or otherwise initiating, assisting or cooperating in any investigation or proceeding conducted by any Governmental Authority (collectively referred to as “Protected Activity”). In addition, nothing requires notice to or approval from the Company Group before engaging in such Protected Activity. This Agreement also does not limit my right to seek or receive an SEC whistleblower award as provided under Section 21F of the Exchange Act or any other whistleblower award. Further, nothing in this Agreement shall prohibit any non-management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, except where the information was entrusted to the employee in confidence by the Company Group as part of the employee’s job duties in a Confidential Role.

[Signature Page Follows]

Annex III-10

The effective date of this Agreement shall be the date signed by me, the Employee, below .

I read all the provisions contained herein, and all questions I had about the Agreement were answered to my satisfaction. I understand that I was provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

Date: 5/19/2026

/s/Ron Kisling
Signature

Ron Kisling
Name of Employee (typed or printed)

ACCEPTED AND AGREED TO:

SKILLSOFT

By:          /s/Ronald Hovsepian

Name:     Ron Hovsepian

               Chief Executive Officer

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Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

     X               No inventions or improvements

                       Additional Sheets Attached

Signature of Employee: /s/Ron Kisling

Print Name of Employee: Ron Kisling

Date: 5/19/2026

Exhibit A

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

Exhibit C

TERMINATION CERTIFICATION

Each certification below is qualified in its entirety by terms and provisions of the Restrictive Covenants Agreement:

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Skillsoft, its subsidiaries, affiliates, successors or assigns (together, the “Company Group”).

I further certify that I have complied with all the terms of the Restrictive Covenants Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, pursuant to the terms of the Restrictive Covenants Agreement, I will maintain the confidentiality of all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company Group or any of its employees, clients, consultants or licensees.

I further acknowledge my continuing obligations under the Restrictive Covenants Agreement.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

 Exhibit C

Exhibit D

CONFLICT OF INTEREST GUIDELINES

It is the policy of Skillsoft to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company Group. The following are potentially compromising situations which must be avoided.

1.         Revealing confidential information to outsiders or misusing confidential information in violation of the Restrictive Covenants Agreement. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company Group is intended. (The Restrictive Covenants Agreement elaborates on this principle and is a binding agreement.)

2.         Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company Group.

3.         Participating in civic or professional organizations that might involve divulging confidential information of the Company Group in violation of the Restrictive Covenants Agreement.

4.         Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.         Initiating or approving any form of harassment of employees.

6.         Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company Group.

7.         Borrowing from or lending to employees, customers or suppliers.

8.         Acquiring real estate of interest to the Company Group.

9.         Improperly using or disclosing to the Company Group any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.         Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.         Making any unlawful agreement with distributors with respect to prices.

12.         Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.         Engaging in any conduct which is not in the best interest of the Company Group.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict-of-interest policy may result in discharge without warning.

Exhibit D